WORLD ACCEPTANCE CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
(SERVICE-BASED)
World Acceptance Corporation, a South Carolina corporation (the “Company”), pursuant to its 2011 Stock Option Plan, as it may be amended from time to time (the “Plan”), hereby grants to the participant listed below (“Participant”), an award (the “Award”) for the number of shares of Restricted Stock set forth below. The terms and conditions of the Award are set forth below.

PARTICIPANT:	[ ]
GRANT DATE:	[ ]
TOTAL NUMBER OF SHARES OF RESTRICTED STOCK:	[ ]
VESTING SCHEDULE:
1/6 of the shares of Stock shall vest on each anniversary of the Grant Date, beginning on the first anniversary of the Grant Date; provided that the Participant remains in the continuous employ or service of the Company or any Related Entity from the Grant Date until each respective vesting date, except as otherwise provided herein.

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), effective as of the Grant Date above, represents the grant of Restricted Stock by the Company to the Participant named above, pursuant to the provisions of the Plan and this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.
Grant of Award. The Company hereby grants to the Participant an Award of [ ] shares of the Company’s Stock subject to the restrictions placed thereon pursuant to the terms and conditions of this Agreement (the “Restricted Shares”) and those set forth in the Plan.

2.	Terms of Award.

a.
Escrow of Shares. A certificate representing the Restricted Shares shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with applicable law shall be provided) as soon as practicable after the Grant Date and shall be escrowed with the Human Resources Department or Chief Financial Officer of the Company (the “Escrow Agent”) subject to (i) vesting and removal of the restrictions placed thereon or (ii) forfeiture pursuant to the terms of this Agreement.

b.
Vesting. Except as provided in Sections 2(c) and 2(d) below, the Participant shall vest with respect to 1/6th of the Restricted Shares on each of the next six anniversaries of the Grant Date; provided that the Participant is employed by or in service to the Company or a Related Entity, as applicable, from the Grant Date until each respective vesting date (each a “Vesting Date”). Notwithstanding the foregoing, if the Participant’s employment or service is terminated by reason of the Participant’s death, then the Award shall vest with respect to any and all of the Restricted Shares that have not previously vested, which rights shall inure to the Participant’s beneficiary (or if no beneficiary was designated or if no designated beneficiary survives the Participant, then the Participant’s estate). Once vested pursuant to the terms of this Agreement, the Restricted Shares shall be deemed “Vested Shares.”

2011 Stock Option Plan
Restricted Stock Award Agreement

c.
Change in Control. Notwithstanding any other provision of this Agreement or the Plan to the contrary (and unless otherwise required pursuant to Code Section 409A), the following provisions shall apply in the event of a Change in Control (as defined in the Plan):

i.
To the extent that the successor surviving company in the Change in Control event does not assume or substitute the Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as the Award outstanding immediately prior to the Change in Control event, any restrictions, including but not limited to the restriction period applicable to the Restricted Shares, shall be deemed to have been met, and the Restricted Shares shall become fully vested, earned and payable to the fullest extent of the original grant of the Award.

ii.
Further, in the event the Award is substituted, assumed or continued as described in Section 2(c)(i), above, the Award shall nonetheless become vested in full and any restrictions, including but not limited to any restriction period applicable to any outstanding Restricted Shares, shall be deemed to have been met, and such Restricted Shares shall become fully vested, earned and payable to the fullest extent of the original award, if the employment or service of the Participant is terminated within one year (or such other period after a Change in Control as may be stated in the Participant’s change in control, consulting or other similar agreement in effect on the Plan Effective Date, if applicable) after the effective date of a Change in Control if such termination of employment or service (a) is by the Company not for Cause (as defined below) or (b) is by the Participant for Good Reason (as defined below). For clarification, for purposes of this Section 2(c), the “Company” shall include any successor to the Company.

iii.
Notwithstanding the foregoing, in the event that the Participant is a party to an employment agreement (to the extent applicable) with the Company and a Change in Control occurs, the Participant shall be entitled to the greater of the benefits provided herein or under the terms of such employment agreement.

iv.
As used herein, “Cause” means, unless the Committee determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (a) termination for “Cause” as defined under the Participant’s employment, change in control or other similar agreement with the Company or a Related Entity, if any, or (b) if the Participant has not entered into any such agreement (or, if any such agreement does not define “Cause”), then “Cause” shall mean termination of the Participant’s employment or service due to the Participant’s (i) gross misconduct or gross neglect in respect of his or her duties for the Company or Related Entity; (ii) conviction of (or plea of nolo contendere to) a felony, or of a misdemeanor where active imprisonment is imposed; (iii) knowing and intentional failure to comply with applicable laws with respect to the execution of the business operations of the Company or a Related Entity; (iv) falsification of records or engaging in theft, fraud, embezzlement, dishonesty or other conduct that has resulted or is likely to result in material damage to the Company’s or any of its Related Entities’ business or reputation; (v) failure to comply with reasonable written directives of the Chief Executive Officer or the Board; (vi) the willful and material violation of the policies of the Company or a Related Entity, including its Code of Ethics; and/or (vii) the willful failure to reasonably cooperate with any investigation authorized by the Board, which failure would reasonably be expected to have a material adverse effect on the Company or a Related Entity.

v.
As used herein, “Good Reason” means, unless the Committee determines otherwise, in the context of a Change in Control, (a) “Good Reason” as defined under the Participant’s employment, change in control or other similar agreement with the Company or a Related Entity, if any, or (b) if the Participant has not entered into any such agreement (or, if any

2011 Stock Option Plan
Restricted Stock Award Agreement (Service Based)

such agreement does not define “Good Reason”) then, (i) “Good Reason,” with regard to employees, shall mean any of the following conditions that arises without the consent of the Participant: (A) a material diminution of the Participant’s base salary; (B) a material diminution in the Participant’s authority, duties or responsibilities; and/or (C) requiring the Participant to relocate his or her principal place of employment more than fifty (50) miles from the current location at which he or she is primarily stationed; and (ii) “Good Reason,” with regard to directors, shall mean the Participant’s ceasing to serve as a director, or, if the Company is not the surviving company in a Change in Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board or the board of directors of the surviving entity, as the case may be. The determination of “Good Reason” shall be made by the Committee and its determination shall be final and conclusive.

d.
Termination of Employment; Service. In the event of a termination of the Participant’s employment or service with the Company or any Related Entity, as applicable, for any reason other than the Participant’s death, all unvested Restricted Shares shall be immediately forfeited. Notwithstanding the foregoing, in the event that the Participant is a party to an employment agreement (to the extent applicable) with the Company and a termination of employment by the Company without Cause or by the Participant for Good Reason occurs, the Participant shall be entitled to the greater of the benefits provided herein or under the terms of such employment agreement.

e.
Rights as Shareholder; Dividends. The Participant shall have all the rights of a shareholder with respect to the Restricted Shares, subject to the restrictions herein, including the right to vote the Restricted Shares and to receive all dividends or other distributions paid or made with respect to the Restricted Shares. Any dividends declared and paid by the Company with respect to the Restricted Shares prior to the date that they become Vested Shares (the “Accrued Dividends”) shall be paid to the Participant only to the extent that the Restricted Shares upon which such dividends are paid become Vested Shares.  Any Accrued Dividends with respect to the Restricted Shares shall be forfeited to the extent that the Restricted Shares are forfeited.  The Participant authorizes the Company to hold as a general obligation of the Company any Accrued Dividends. Accrued Dividends with respect to the Restricted Shares shall be paid to the Participant within 30 days after the date on which such Restricted Shares become Vested Shares, without interest thereon, and any subsequent dividends or other distributions (in cash or other property, but excluding extraordinary dividends) that are declared and/or paid with respect to such Vested Shares shall be paid to the Participant on an annual basis if and when declared.

f.
Transferability. None of the Restricted Shares or any rights or interests therein may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in any manner whatsoever, other than by will or by the laws of descent and distribution, until they have vested. The terms of the Plan and this Agreement are binding upon the executors, administrators, heirs, successors and assigns of the Participant.

g.	Legends. Until they become vested, the Restricted Shares shall be subject to the following legend:
“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN AWARD AGREEMENT DATED [ ] PURSUANT TO THE WORLD ACCEPTANCE CORPORATION 2011 STOCK OPTION PLAN. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AWARD AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AWARD

2011 Stock Option Plan
Restricted Stock Award Agreement (Service Based)

AGREEMENT MAY BE OBTAINED FROM THE HUMAN RESOURCES DEPARTMENT OR CHIEF FINANCIAL OFFICER OF WORLD ACCEPTANCE CORPORATION.”

h.
Removal of Legend. After Restricted Shares become vested, and upon the Participant’s request, the Participant shall be entitled to receive a certificate (or such other evidence if the Stock is uncertificated) for such Vested Shares with the legend referred to in Section 2(g) removed and the Human Resources Department or Chief Financial Officer of the Company shall deliver to the Participant such certificate (or such other evidence if the Stock is uncertificated) representing such Vested Shares, free and clear of all restrictions, except for any applicable securities laws restrictions.

i.
Delivery of Forfeited Shares. The Participant authorizes the Human Resources Department or Chief Financial Officer to deliver to the Company any and all Restricted Shares that are forfeited under the provisions of this Agreement.

3.
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, the employer’s statutory withholding based upon applicable statutory withholding rates for federal, state, and local taxes, domestic or foreign, including payroll taxes, that are applicable with respect to any taxable event arising as a result of this Agreement. The amount of any such withholding shall be determined by the Company. The Participant may satisfy any such tax withholding obligation by any or a combination of the following means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant upon vesting of the Restricted Shares the number of shares having a Fair Market Value as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Committee in a manner in accordance with applicable law and applicable accounting principles) the withholding tax obligation; or (c) delivering to the Company unencumbered shares of Stock owned by the Participant having a Fair Market Value as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Committee in a manner in accordance with applicable law and applicable accounting principles), the amount of such obligations being satisfied; provided, however, that with respect to clauses (b) and (c) above, the Committee in its sole discretion may disapprove such payment and require that such taxes be paid in cash.

4.
Adjustments. In the event of a change in capitalization described in Section 8.2(g) of the Plan, other than a dividend or other distribution described in Section 2(e) above, then unless such event or change results in the termination of all the Restricted Shares granted under this Agreement, the Committee shall adjust, in an equitable manner and as provided in the Plan, the number and class of shares underlying the Restricted Shares, the maximum number of shares for which the Award may vest, and the class of Stock as appropriate, in addition to taking any such other action as may be permitted under the Plan, to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Award.

5.
Employment; Service. Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of or service to the Company or any Related Entity, or interfere in any way with the right to terminate the Participant’s employment or service at any time for any reason or no reason.

6.	Forfeiture; Recoupment; Compliance with Ownership and Other Company Policies.

a.
Notwithstanding any other provision of this Agreement, if, at any time during the employment or service of the Participant or at any time following termination of employment or service for any reason (regardless of whether such termination was by the Company or the Participant, and whether voluntary or involuntary), the Participant engages in a Prohibited Activity (as defined herein), then, unless the Committee determines otherwise, and in addition to any other remedy available to the Company (on a non-exclusive basis): (i) the Award shall immediately be terminated and forfeited in its entirety; (ii) any shares of Stock subject to the Award (whether vested or unvested) shall immediately be forfeited and returned to the Company (without the payment by the Company of any consideration for such shares), and the Participant shall cease to have any rights related thereto and shall cease to be recognized as the legal owner of such shares; and (iii) any Award-Equivalent Value

2011 Stock Option Plan
Restricted Stock Award Agreement (Service Based)

(as defined in the Plan) shall be paid to the Company within 10 business days of the Company’s request to the Participant therefor. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of this Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. The Participant agrees that the Award, any shares of Stock subject to the Award and any other benefits related to the Award (i) shall be subject to any applicable forfeiture, clawback, recoupment or repayment policies, equity retention policies, stock ownership guidelines and/or other policies that may be implemented by the Company or a Related Entity from time to time to the extent applicable to the Participant, and (ii) shall be subject to any clawback, forfeiture, recoupment or similar provisions that may apply under applicable laws, rules or regulations.

b.
For purposes of this Agreement, a “Prohibited Activity” shall mean any of the following: (i) the Participant’s violation of any noncompetition, nonsolicitation or confidentiality restrictions or other restrictive covenants applicable to the Participant; (ii) the Participant’s material violation of any of the Company’s policies, as determined by the Committee in its discretion; (iii) the Participant’s violation of any federal, state or other law, rule or regulation which is detrimental to the business, reputation, character or standing of the Company and/or a Related Entity, as determined by the Committee in its discretion; (iv) the Participant’s disclosure or other misuse of any confidential information or material concerning the Company or a Related Entity (except as otherwise required by law or as agreed to by the parties herein); (v) the Participant’s falsification of Company records or engaging in theft, fraud, embezzlement or other criminal conduct which is detrimental to the business, reputation, character or standing of the Company and/or a Related Entity, as determined by the Committee in its discretion; (vi) the Participant’s indictment, conviction or entering of a plea of any type (including, but not limited to, a plea of nolo contendere) for a crime constituting a felony or a misdemeanor involving moral turpitude, which involves or relates in any way to the Participant’s actions or omissions during the employment or service of the Participant and/or to events affecting the Company (and/or a Related Entity) that occur during the employment or service of the Participant; (vii) any illicit or unauthorized act or omission which is detrimental to the business, reputation, character or standing of the Company and/or a Related Entity, as determined by the Committee in its discretion; or (viii) the Participant’s failure to reasonably cooperate with any litigation or investigation affecting the Company and/or a Related Entity. For the avoidance of doubt, in each and every instance the Committee shall have sole and absolute discretion to determine if a Prohibited Activity has occurred.

7.
Notices. Except as otherwise provided in the Plan or determined by the Committee, any written notice required or permitted under this Agreement shall be deemed given when delivered personally or electronically, as appropriate, either to the Participant or to the Human Resources Department or Chief Financial Officer of the Company, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed as appropriate either to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing, or to the Attention: Human Resources Department or Chief Financial Officer, World Acceptance Corporation, at its headquarters office or such other address as the Company may designate in writing to the Participant.

8.
Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.
Plan Provisions. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

10.
Acknowledgement of Authority. As a condition of receiving this Award, the Participant agrees that the Committee, as administrator of the Plan (and the Board, to the extent acting as administrator of the Plan

2011 Stock Option Plan
Restricted Stock Award Agreement (Service Based)

pursuant to the terms of the Plan), shall have full and final authority to construe and interpret the Plan and this Agreement, and to make all other decisions and determinations as may be required under the terms of the Plan or this Agreement as they may deem necessary or advisable for the administration of the Plan or this Agreement, and that all such interpretations, decisions and determinations shall be final and binding on the Participant, the Company and all other interested persons.

11.
Section 16 Compliance. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan, the Restricted Shares, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

12.
Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement.

13.
Code Section 409A; Compliance with Laws. If and to the extent Code Section 409A is deemed to apply to the Plan, the Award and/or the Restricted Shares, the Plan, the Award and/or the Restricted Shares are intended either to be exempt from Code Section 409A or to comply with Code Section 409A. Notwithstanding anything in the Plan or any award agreement, including this Agreement, to the contrary, the Participant shall be solely responsible for the tax consequences of awards under the Plan, including but not limited to this Award, and in no event shall the Company have any responsibility or liability if an award does not meet any applicable requirements of Code Section 409A. The Company does not represent or warrant that the Plan or any award (including but not limited to the Award granted hereunder) complies with any provision of federal, state, local or other tax law.

14.
Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed according to the laws of the State of South Carolina without regard to the principles of conflicts of laws, and in accordance with applicable federal laws of the United States.

15.
Entire Agreement. The Plan and this Agreement (including any exhibit or schedule hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.

17.
Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[Signatures on Following Page]

2011 Stock Option Plan
Restricted Stock Award Agreement (Service Based)

IN WITNESS WHEREOF, World Acceptance Corporation has executed this Agreement in duplicate on the [ ] day of [ ].
WORLD ACCEPTANCE CORPORATION

BY:	_____________________________________________
PRINT NAME:
Its:	[Chief Executive Officer]

I acknowledge receipt of a copy of the Plan (either as an attachment hereto or that has been previously received by me) and that I have carefully read this Award Agreement and the Plan. I agree to be bound by all of the provisions set forth in this Award Agreement and the Plan.

BY:	_____________________________________________
PRINT NAME:

2011 Stock Option Plan
Restricted Stock Award Agreement (Service Based)